September 27, 2011

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205 Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526

CASCADE BANCORP (OREGON) ANNOUNCES APPROXIMATELY $108 MILLION LOAN SALE, REDUCES NON-PERFORMING ASSETS BY 38%.

BEND, OR – September 27, 2011 – Cascade Bancorp (NASDAQ: CACB) (“Bancorp”) announced today that Bank of the Cascades (the “Bank”), a wholly-owned subsidiary of Bancorp (collectively, “the Company” or “Cascade”), has agreed to sell approximately $108 million (book carrying amount) of certain non-performing, substandard, and related performing loans. Included in the sale is an additional $2 million of other real estate owned (OREO) of the Bank, that was not part of OREO at June 30, 2011.

Subject to closing the sale transaction, the Bank will receive proceeds from the sale of approximately $58 million, subject to adjustment as set forth in the purchase agreements, while incurring approximately $4 million in closing related costs. The sale will result in an estimated charge-off of approximately $55 million with an additional loss on the sale of OREO of approximately $1 million. The effect on the reserve for loan losses and subsequent provisioning is currently under evaluation and will be disclosed in conjunction with the Company’s regular reporting of its third quarter 2011 results.

The sale transaction is expected to close before the end of the third quarter of 2011 and is expected to result in a reduction of non-performing assets by approximately 38% leaving a remaining balance of approximately $60 million. Non-performing assets at June 30, 2011 were approximately $98 million including approximately $37 million of OREO. Bancorp’s management believes upon completion of this transaction, the Bank will remain well-capitalized with a Tier 1 leverage ratio greater than 10.00%.

“The successful capital raise completed by the Bank in early 2011 positioned the Bank to take this action to reduce its non-performing assets. The outcome will enable Cascade to fully focus its attention on its future as a regional bank supporting businesses and consumers with lending and deposit services,” said Patricia L. Moss, Chief Executive Officer.  “Consummating this transaction will be a significant step forward for the Company.”

Details of the assets to be sold, by loan category, are as follows:

	Carrying Amount of Assets Prior to Sale
	Non-Performing	Substandard	Performing & Special Mention	Customer Unpaid Principal Balance

Commerical real estate:
Owner occupied	$2,654	$13,071	$4,905	$21,766
Non-owner occupied and other	1,698	15,428	13,150	31,406
Total commerical real estate loans	4,352	28,499	18,055	53,172
Construction:
1-4 Family	1,242	85	-	1,474
Other	28,848	13,168	349	65,621
Total construction loans	30,090	13,253	349	67,095
Residential real estate:
Term	241	3,058	383	3,683
Line of credit and other	-	1,523	-	1,523
Total residential real estate loans	241	4,581	383	5,206
Commerical and industrial	3,124	5,648	1,452	16,842
Consumer and other	-	176	8	184
	$37,807	$52,157	$20,247	$142,499

About Cascade Bancorp and Bank of the Cascades
Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2010, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.